Exhibit 10.18
Extension Addendum
This Addendum is attached to and made part of that certain Lease dated October 8, 1996 by and between Bud H. Harris successor Lessor to Nordhoff Development, a General Partnership (“Lessor”) and MRV Communications, Inc., a Delaware Corporation (“Lessee”):
A1. Lease Expiration Date: The new expiration date of the Lease shall be March 31, 2017.
A2. Base Rent. Beginning April 1, 2007, the base rent shall increase to $13,433.00 per month.
A3. Annual Increases: Beginning with April 1, 2008 and each and every April 1st thereafter the Base Rent shall increase by five (5%) percent of the previous years rental rate.
A4. Security Deposit: Lessee shall increase the Security Deposit held by Lessor to $20,838.99 from its current deposit of $8,500.00 for an increase of $12,338.99.
A5. Tenant Improvements: Lessor shall pay Lessee up to $10,000.00, for the cost of exterior painting desired by Lessee, upon completion of work and submittal of a paid receipt for such work. Additionally, Lessor shall provide Lessee with an allowance of up to $60,000 for Tenant Improvements to the premises. Such $60,000 shall be rebated to Lessee through rental abatement as follows: Lessee shall be allowed to deduct $30,000 of said allowance through rental abatement of no more than fifty (50%) percent of the monthly scheduled rent in the first year of the extended lease term, the balance of $30,000, Lessee shall be allowed to deduct through rental abatement of no more than fifty (50%) percent of the monthly scheduled rent in the lease term beginning in the forty-eighth (48th) month of the lease term. Lessee shall obtain Lessor’s prior consent subject to paragraph 7.3 (b) of the original lease. Lessor’s approval shall not be unreasonably withheld.
A6. Option to renew: Lessee shall have no further options to renew this lease.
A7. Brokerage: Lessor shall pay, Corey Davidson — Studley (Lessee’s Broker) a commission equal to $55,564.32 as follows: $27,782.16 upon execution of this Extension Addendum by all parties and receipt of Lessee’s increased security deposit, $13,891.08 on or before July 1, 2007 and $13,891.08 on or before January 5, 2008. Lessor shall pay Brad Stone — Stone-Miller (Lessor’s Broker) a commission equal to $27,782.16 which can be paid $231.52 per month commencing April 1, 2007, for the entire lease term as a courtesy to Lessor, or earlier at Lessor’s discretion. Paragraph 15.1 of original lease shall be deleted.
A8. Los Angeles County Real Estate Taxes: Paragraph 52 of the addendum dated October 3, 1996 shall be removed. Lessee shall not be responsible for any increase in real property taxes as a result of a sale or transfer prior to March 31, 2012. A copy of the most recent tax bill for 2005 is attached.
A9. Profits from Subletting: If any subleasing of the property results in a positive difference, that difference is to be split 50% to Lessee and 50% to Lessor.
A10. Counterparts: This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument.
Other than changes in the provisions of this Extension Amendment, all other lease terms shall remain the same.

Agreed and Accepted Bud H. Harris Successor Lessor (Owner)		Agreed and Accepted MRV Communications, Inc. (Lessee)

By:	Bud H. Harris	By:	/s/ Noam Lotan

Date	9/26/2006		CEO

(title)

		Date	9/26/2006

		By:	/s/ Kevin Rubin

CFO

(title)

		Date	9/25/2006

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